                                                                    EXHIBIT 10.6

                              BST ACQUISITION LTD.

                            FORM OF PROMISSORY NOTE

Date: May 14, 2004                                                Cdn$135,000.00

      FOR VALUE RECEIVED, BST Acquisition Ltd. ("BST"), incorporated under the laws of the Province of New Brunswick with its principal office and place of business at 44 Chipman Hill, Suite 1000, P.O. Box 7289, Station "A", Saint John,
New Brunswick, E2L 2A9, PROMISES TO PAY to or to the order of [         ] (the
"PAYEE"), at the City of Toronto or such other place as the Payee may designate, the principal amount of ONE HUNDRED THIRTY-FIVE THOUSAND DOLLARS (Cdn. $135,000.00) in lawful money of Canada in instalments, as set forth below, with interest on such amount at the rate, calculated in the manner and payable at the times specified in this Note.

      This Note is being delivered by BST to the Payee pursuant to Section 2.3(c) of the Share Purchase Agreement (as hereinafter defined).

      The principal amount remaining from time to time unpaid and outstanding under this Note shall bear interest only after the occurrence of an Event of Default (as hereinafter defined) and before and after judgment to the date of the payment in full of the principal amount, at the rate of 8% per annum. Interest at such rate shall accrue annually and be calculated on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be.

      BST covenants and agrees that all amounts due and payable hereunder shall be paid as and when due, in full, without any deduction, abatement or set-off


      BST shall pay the principal amount of $135,000.00 to the Payee in instalments in the following amounts (each an "INSTALMENT" and, collectively, the "INSTALMENTS") on the following respective dates (each a "DEFERRED PAYMENT DATE"):

May 14, 2005             $45,000.00
May 14, 2006             $45,000.00
May 14, 2007             $45,000.00

provided, however, that in the event that (i) the Payee voluntarily terminates his employment with Steelbank Inc. ("STEELBANK") (which shall not, for greater certainty, include any termination of the employment of the Payee as a result of his death, disability or that which in law would constitute constructive dismissal), or (ii) the Payee's employment with Steelbank is terminated for Just Cause (as hereinafter defined) prior to a given Deferred Payment Date, then (a) the Instalment(s) becoming due as or after (but not before) such Deferred Payment Date (and each Deferred Payment Date, if any, thereafter)

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                                     - 2 -

shall be immediately forever forfeited by and not payable to the Payee, (b) the Payee shall thereafter have no entitlement to receive such amount, and (c) the Share Purchase Price (as defined in the Share Purchase Agreement (as hereinafter defined)) payable to the Payee shall be adjusted accordingly.

      The Payee's realization rights under this Note shall be subject to (i) the provisions with respect to subordination and ranking set forth in Section 2.3
(e) of the Share Purchase Agreement, and (ii) BST's right of set-off as contained in Section 2.4 of the Share Purchase Agreement. In addition, BST shall have the right (but without duplication) to set-off amounts owing to the Payee under this Note against any amounts owing by the Payee to BST pursuant to the Share Purchase Agreement.

      BST shall have the right and privilege of prepaying the whole or any portion of the principal amount of this Note from time to time remaining unpaid and outstanding at any time or times without notice, bonus or penalty.

      If an Event of Default (as hereinafter defined) occurs, then the whole of the principal amount of this Note remaining unpaid, and all accrued unpaid interest thereon, shall be immediately due and payable upon demand.

      In this Note:

      "GSA" means the general security agreement dated the date hereof by Steelbank in favour of the Vendors, delivered pursuant to Section 2.3(b) of the Share Purchase Agreement.

      "JUST CAUSE" has the meaning ascribed to such term in the Share Purchase Agreement.

      "NOTE A" means the promissory note dated the hereof by BST in favour of the Vendors in the principal amount of $800,000.00, delivered pursuant to
      Section 2.3(b) of the Share Purchase Agreement.

      "PRINCIPAL" means Tarpon Industries, Inc.

      "SHARE PLEDGE AGREEMENT" means the securities pledge agreement dated the date hereof by Steelbank and BST in favour of the Vendors, delivered pursuant to Section 2.3(b) of the Share Purchase Agreement.

      "SHARE PURCHASE AGREEMENT" means the share purchase agreement dated April 2, 2004 among the Vendors, BST and the Principal, as amended by amending agreement dated May 5, 2004.

      "VENDORS" means, collectively, the Payee, Jeffrey Greenberg and Mark Madigan.

      In this Note, the occurrence of each and any of the following events shall constitute an "EVENT OF DEFAULT":

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                                     - 3 -

1. BST fails to pay any amount due to the Payee under this Note when such amount becomes due and payable and such failure to pay such amount remains unremedied for two (2) calendar days;

2.    BST defaults under Note A;

3.    a default occurs under the Share Pledge Agreement;

4.    Steelbank defaults under the GSA;

5. a judgment or execution order for the payment of money in excess of Fifty Thousand Dollars (Cdn. $50,000.00) is issued or rendered as against BST or the Principal, as the case may be, and either (i) enforcement proceedings have been commenced pursuant to such judgment or execution order, or (ii) there is a period of at least fifteen (15) consecutive days during which a stay of enforcement of the judgment or execution order (by reason of a pending appeal or otherwise) is not in effect; or

6. BST or the Principal (i) becomes insolvent or generally not able to pay its debts as they become due, (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (iii) institutes or has instituted against it any proceeding seeking (a) to adjudicate it a bankrupt or insolvent, (b) liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including, but not limited to, any plan of compromise or arrangement or other corporate proceeding involving its creditors, or (c) the entry of an order for relief or the appointment of a receiver, receiver-manager, trustee, custodian or other similar official for it or for any substantial part of its properties and/or assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of 30 calendar days or more, or any of the actions sought in such proceeding (including, but not limited to, the entry of an order for relief against it or the appointment of a receiver, receiver-manager, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) occurs, or (iv) takes any corporate action to authorize any of the above actions.

      BST hereby waives presentment for payment, notice of non-payment, protest and notice of protest and agrees and consents to all extensions or renewals of this Note without notice.

      This Note is not negotiable or otherwise transferable by the Payee without the prior written consent of BST.

      This Note shall be subject to the terms and conditions of the Share Purchase Agreement, including, without limitation, BST's right of set-off as contained in Section 2.4 of the Share Purchase Agreement.

      BST acknowledges and agrees that mention in this Note of any particular right or remedy available to the Payee in regards to any default by BST or any Event of Default shall

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                                     - 4 -

not preclude the Payee from exercising, or limit the extent of, any other remedy in respect thereof, whether at law or in equity, or any other provision of this Note. No remedy available hereunder to the Payee shall be interpreted as being exclusive or dependent upon any other remedy, and the Payee may from time to time exercise, at his option, any one or more remedies independently or in combination.

      No condoning, excusing or overlooking by the Payee of any default by BST under this Note shall operate as a waiver of any of the Payee's rights or any of BST's obligations hereunder and no waiver shall be inferred from or implied by anything done, delayed or omitted to be done by the Payee, save and except only an express waiver in writing given by the Payee to BST.

      This Note shall be construed, governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. BST irrevocably submits and agrees to attorn to the Courts of the Province of Ontario in the event of any suit, action or other legal proceeding in regards to this Note or any matter arising therefrom.

      In the event that any portion of this Note shall be declared by a Court of competent jurisdiction to be invalid; illegal or unenforceable at law, then such portion shall be deemed severed from this Note, and the remaining portions shall remain in full force and effect and binding upon BST.

      This Note shall be binding upon BST and its successors (including but not limited to successors by amalgamation) and permitted assigns. This Note shall enure to the benefit of the Payee and his heirs, executors, administrators, legal personal representatives, successors and permitted assigns.

      IN WITNESS WHEREOF BST has executed this Note.

                                                BST ACQUISITION LTD.

                                                By:
                                                    ---------------------------
                                                    Name:
                                                    Title:

                                                    ____________________________
                                                I have the authority to bind BST